Rule 424(b)(2)
	Registration Nos. 333-50197
	NASD File No. 961029005
                                  Cusip No: 52517PPA3

PRICING SUPPLEMENT NO. 327
Trade Date: July 15, 1998 to Prospectus
Supplement dated May 4, 1998
and Prospectus dated May 4, 1998

	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 100.00% Initial Interest Rate: 1 month libor
Agent's Commission: .25%	     		   Telerate pg 3750
	                Posted on 7/16/98
Interest Rate Basis:
( ) Treasury Rate	 Settlement Date: 7/20/98
(X) LIBOR (1 month)	 Maturity Date:   7/20/00
( ) Commercial Paper Rate	 Maximum Interest Rate:______%
( ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
( ) Prime Rate 	 Spread Multiplier:__________%
( ) Other 	 Spread (+ -) +.18%

Index Maturity: Monthly

Interest Payment Period:	 Monthly

Interest Reset Period:	Monthly

Interest Reset Dates:	Same as interest payment dates.

Interest Determination Dates: Two London business days prior to interest reset dates.

Interest Payment Dates:  Monthly on the 20th, commencing on
August 20th, 1998, subject to modified following business day convention.

The aggregate principal amount of this offering is $50,000,000 and relates only to Pricing Supplement No. 327. Medium-Term Notes, Series E are not limited as to a total amount authorized. To date, including this offering, an aggregate of $15,616,255,888 Medium-Term Notes, Series E has been issued and an aggregate of $10,685,895,888 is outstanding.




Lehman Brothers Holdings



						By:________________________
						Name: Marc A. Silverman
						Title: Treasurer